EXHIBIT 99.1

August 19, 2009	Company Press Release	Flowers Foods (NYSE: FLO)
FLOWERS FOODS REPORTS RESULTS FOR THE SECOND QUARTER AND FIRST HALF;
UPDATES 2009 SALES GUIDANCE
THOMASVILLE, GA— Flowers Foods (NYSE: FLO) today reported results for its 12-week second quarter and 28-week first half ended July 18, 2009. The company also updated its sales guidance for the year.
Highlights:
▪	Increased second quarter sales 13.6%

▪	Delivered operating margin of 8.0% of sales, a 34.4% increase

▪	Delivered diluted earnings per share of $.33 for the quarter, a 26.9% increase; includes a gain on acquisition of $.02 per diluted share relating to a May 2009 acquisition

▪	Generated net cash from operating activities of $55.6 million

▪	Increased branded retail sales by 10.7%

▪	Maintained earnings guidance of $1.37 to $1.48 per diluted share, excluding the gain on acquisition of $.02; revised sales guidance for fiscal 2009
George E. Deese, Flowers Foods’ Chairman, CEO, and President said, “Our team continues to deliver good results in the face of a challenging marketplace. We increased our overall sales by 13.6%, driven by the impressive expansion of our branded sales and sales from last year’s acquisitions. The success of our strategic acquisitions, combined with our efforts to improve costs and increase efficiencies, drove our earnings and helped us deliver improved operating margins.”
Commenting on updated 2009 sales guidance, Deese said, “We now expect sales growth of 9.7% to 11.0%, which takes into consideration the impact the economy has had on consumer spending and certain competitive dynamics in the marketplace. However, we have improved input costs in the second half, so we are maintaining our earnings guidance for the year, excluding the $.02 gain on acquisition. We expect to deliver solid earnings performance of 4.8% of sales to 5.1% of sales. Going forward, we will continue to seek sustainable growth, manage our resources and operations wisely, and invest prudently to create shareholder value over the long term. Our business strategies have served us well for many years in all economic environments and we remain committed to those strategies.”

Second Quarter Results
For the second quarter, sales increased 13.6% to $614.4 million over the $540.7 million reported for last year’s second quarter. Net income attributable to Flowers Foods was $30.3 million, or $.33 per diluted share, an increase of 26.7% over the $23.9 million, or $.26 per diluted share, reported for the 2008 second quarter. The quarter’s sales increase of 13.6% was achieved through a favorable pricing/mix of 4.7%, acquisitions contribution of 10.6%, partially offset by 1.7% lower volume. Overall, the volume declines occurred primarily in the non-retail channel. During the quarter, the company’s direct-store-delivery (DSD) sales grew at 15.1% due to a favorable pricing/mix of 3.4%, acquisitions contribution of 12.1%, and a volume decline of .4%. Sales through warehouse delivery increased 7.1%, reflecting positive pricing/mix of 7.8% and the acquisition of a bakery mix plant during the quarter that contributed 3.8%, which were partially offset by volume declines of 4.5%.
For the quarter, gross margin as a percent of sales was flat at 45.7% compared to the second quarter of 2008. While ingredient costs were up, decreases in packaging and labor costs as a percent of sales and improved manufacturing efficiencies offset the higher ingredient costs.
Selling, marketing, and administrative costs as a percent of sales for the quarter were 35.3% compared to 36.6% in the prior year. This improvement as a percent of sales was due primarily to increased sales and lower employee-related costs as a percent of sales. This decrease was achieved despite an increase in pension expense this year as compared to last year.
Depreciation and amortization expenses for the second quarter remained relatively stable as a percent of sales compared to the prior year despite increases in both depreciation and amortization resulting from acquisitions. Net interest income for the quarter decreased as a result of increased interest expense due to debt incurred in connection with the Holsum and ButterKrust acquisitions made in the second half of last year. The effective tax rate for the quarter was 36.6% as compared to 35.7% last year. This increase was the result of state tax benefits recorded last year and lower earnings of the company’s variable interest entity this year as compared to last year.
During the second quarter of 2009, the company recorded a gain on acquisition of $3.0 million, or $.02 per diluted share after tax, relating to a mix business acquired in May 2009. The fair value of the identifiable assets acquired and liabilities assumed exceeded the fair value of the consideration paid, and in accordance with the new accounting standard on business combinations, the resulting gain is recorded to the income statement as part of operations.

Operating margin for the second quarter was $48.9 million, or 8.0% of sales, an increase of 34.4% over the operating margin for the second quarter of 2008. EBITDA for the quarter was $67.5 million, or 11.0% of sales, an increase of 28.9% over last year’s second quarter.
During the second quarter, the company invested $13.3 million in capital improvements and paid dividends of $16.1 million to shareholders. This was the 27th consecutive quarterly dividend paid by Flowers Foods. During the quarter, the company acquired 285,800 shares of its common stock under its share repurchase plan for $6.0 million, an average of $21.03 per share. This brings total repurchases for the year to 1,230,391 shares at a cost of $27.6 million, an average of $22.45 per share. Since the inception of the share repurchase plan in 2002, the company has acquired 22.1 million shares of its common stock for $352.1 million, an average of $15.94 per share. The plan authorizes the company to repurchase up to 30.0 million shares of common stock.
First Half Results
Sales for the first half increased 16.8% to $1.42 billion over the $1.22 billion reported for the first half of 2008. Net income attributable to Flowers Foods was $67.7 million, or $.73 per diluted share, an increase of 13.4% over the $59.7 million, or $.65 per diluted share, reported for the 2008 first half. The sales increase of 16.8% was achieved through a favorable pricing/mix of 5.9%, contribution from acquisitions of 11.3%, and a volume decrease of .4%. Overall, the volume declines occurred primarily in the non-retail channel. Year-to-date, the company’s DSD sales grew at 18.2% due to favorable pricing/mix of 4.0%, volume increases of .7%, and acquisitions contribution of 13.5%. Sales through warehouse delivery increased 10.3%, reflecting positive pricing/mix of 11.6%, volume declines of 3.0%, and the recently acquired mix business contribution of 1.7%.
Gross margin for the first half was 46.3% of sales compared to 47.1% in the first half of 2008. This decrease was the result of higher ingredient costs, partially offset by lower labor costs as a percent of sales and improved manufacturing efficiencies.
For the first half, selling, marketing, and administrative costs as a percent of sales were 35.9% compared to 36.9% last year. This improvement was due primarily to increased sales and lower employee-related costs. This decrease was achieved despite a significant increase in pension expense this year as compared to last year.

Depreciation and amortization expenses for the first half remained relatively stable as a percent of sales compared to the prior year despite increases in both depreciation and amortization resulting from acquisitions. Net interest income year-to-date decreased as a result of increased interest expense due to debt incurred in connection with the acquisitions made in the second half of last year. The effective tax rate for the year-to-date was 36.6% compared to 35.7% last year. This increase was the result of state tax benefits recorded last year and lower earnings of the company’s variable interest entity this year as compared to last year. The full-year tax rate is expected to be approximately 36.5%.
For the first half, operating margin was $108.1 million, or 7.6% of sales, an increase of 19.4% compared to last year’s first half. EBITDA for the first half was $151.0 million, or 10.6% of sales, an increase of 18.5% over EBITDA for the first half of 2008.
Fiscal 2009 Guidance
The company maintained its earnings guidance and revised sales guidance for fiscal 2009, which will be a 52-week year compared to 53 weeks in fiscal 2008. Deese said the company now expects sales growth of 9.7% to 11.0%, with acquisitions accounting for 6.5% to 7.0% of the increase. The 53rd week accounted for approximately 2.0% of sales for fiscal 2008. Therefore, sales for fiscal 2009 are expected to be $2.650 billion to $2.680 billion. For 2009, excluding the gain on acquisition, net income is expected to be 4.8% to 5.1% of sales, or $127.1 million to $137.3 million. With approximately 93.0 million average shares outstanding, earnings per diluted share excluding the gain on acquisition of $.02 are expected to be $1.37 to $1.48, an increase of 7.0% to 15.6% over fiscal 2008.
Capital spending in fiscal 2009 is expected to be approximately $75.0 million, including the completion of the bread line at the company’s new bakery in Kentucky as well as costs for capital maintenance and efficiency improvements in the company’s other bakeries.
“Our team’s experience, the efficiency of our bakeries and our distribution systems, the quality of our products, and the strength of our brands will allow Flowers Foods to achieve good results in 2009 and the years ahead,” Deese said.
The board of directors will consider the dividend at its regularly scheduled meeting. Any action taken will be announced following that meeting.

Conference Call
Flowers Foods will broadcast its second quarter conference call over the Internet at 8:30 a.m. (Eastern) August 19, 2009. The call will be broadcast live on Flowers’ Web site, www.flowersfoods.com, and can be accessed by clicking on the web cast link on the home page. The call also will be archived on the company’s Web site.
Company Information
Headquartered in Thomasville, Ga., Flowers Foods is one of the nation’s leading producers and marketers of packaged bakery foods for retail and foodservice customers. Among the company’s top brands are Nature’s Own, Whitewheat, Cobblestone Mill, Blue Bird, and Mrs. Freshley’s. Flowers operates 39 bakeries that are among the most efficient in the baking industry. Flowers Foods produces, markets, and distributes fresh bakery products that are delivered to customers daily through a direct-store-delivery system serving the Southeast, Mid-Atlantic, and Southwest as well as select markets in California and Nevada. The company also produces and distributes fresh snack cakes and frozen breads and rolls nationally through warehouse distribution. For more information, visit www.flowersfoods.com
Statements contained in this press release that are not historical facts are forward-looking statements. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ from those projected. Other factors that may cause actual results to differ from the forward-looking statements contained in this release and that may affect the company’s prospects in general include, but are not limited to, (a) competitive conditions in the baked foods industry, including promotional and price competition, (b) changes in consumer demand for our products, (c) the success of productivity improvements and new product introductions, (d) a significant reduction in business with any of our major customers including a reduction from adverse developments in any of our customer’s business, (e) fluctuations in commodity pricing, (f) our ability to fully integrate recent acquisitions into our business, and (g) our ability to achieve cash flow from capital expenditures and acquisitions and the availability of new acquisitions that build shareholder value. In addition, our results may also be affected by general factors such as economic and business conditions (including the baked foods markets), interest and inflation rates and such other factors as are described in the company’s filings with the Securities and Exchange Commission.
Investor Contact: Marta J. Turner, Executive VP/Corporate Relations, (229) 227-2348
Media Contact: Mary A. Krier, VP/Communications, (229) 227-2333

Flowers Foods
Consolidated Statement of Income
(000’s omitted, except per share data)

	For the 12 Week	For the 12 Week	For the 28 Week	For the 28 Week
	Period Ended	Period Ended	Period Ended	Period Ended
	07/18/09	07/12/08	07/18/09	07/12/08
Sales	$614,448	$540,656	$1,421,455	$1,217,363
Materials, supplies, labor and other production costs	333,339	293,594	762,801	643,564
Selling, marketing and administrative expenses	216,602	197,662	510,624	449,337
Depreciation and amortization	18,656	16,032	42,933	36,945
Gain on acquisition	3,013	0	3,013	0
Gain on sale	0	2,306	0	2,306
Gain on insurance recovery	0	686	0	686

Income before interest and income taxes (EBIT)	48,864	36,360	108,110	90,509
Interest income, net	180	2,657	639	6,154

Income before income taxes (EBT)	49,044	39,017	108,749	96,663
Income tax expense	17,947	13,931	39,819	34,493

Net income	31,097	25,086	68,930	62,170
Less: Net income attributable to noncontrolling interest	(756)	(1,137)	(1,208)	(2,438)

Net income attributable to Flowers Foods, Inc.	$30,341	$23,949	$67,722	$59,732

Per share amounts:
Net income attributable to Flowers Foods, Inc.	$0.33	$0.26	$0.73	$0.65

Diluted weighted average shares outstanding	92,630	92,746	92,979	92,580

Flowers Foods
Segment Reporting
(000’s omitted)

	For the 12 Week	For the 12 Week	For the 28 Week	For the 28 Week
	Period Ended	Period Ended	Period Ended	Period Ended
	07/18/09	07/12/08	07/18/09	07/12/08
Sales:
Direct-Store-Delivery	$507,475	$440,802	$1,175,750	$994,683
Warehouse Delivery	106,973	99,854	245,705	222,680

	$614,448	$540,656	$1,421,455	$1,217,363

EBITDA:
Direct-Store-Delivery	$60,645	$48,540	$137,112	$117,890
Warehouse Delivery	15,769	10,117	34,639	23,098
Flowers Foods	(8,894)	(6,265)	(20,708)	(13,534)

	$67,520	$52,392	$151,043	$127,454

Depreciation and Amortization:
Direct-Store-Delivery	$14,952	$12,153	$34,489	$28,111
Warehouse Delivery	3,661	3,656	8,307	8,378
Flowers Foods	43	223	137	456

	$18,656	$16,032	$42,933	$36,945

EBIT:
Direct-Store-Delivery	$45,693	$36,387	$102,623	$89,779
Warehouse Delivery	12,108	6,461	26,332	14,720
Flowers Foods	(8,937)	(6,488)	(20,845)	(13,990)

	$48,864	$36,360	$108,110	$90,509

Flowers Foods
Condensed Consolidated Balance Sheet
(000’s omitted)

07/18/09
Assets
Cash and Cash Equivalents	$20,100
Other Current Assets	338,867
Property, Plant & Equipment, net	582,189
Distributor Notes Receivable (includes $12,483 current portion)	106,905
Other Assets	11,466
Cost in Excess of Net Tangible Assets, net	305,933

Total Assets	$1,365,460

Liabilities and Stockholders’ Equity
Current Liabilities	$240,203
Bank Debt (includes $15,000 current portion)	236,750
Other Debt and Capital Leases (includes $5,357 current portion)	29,567
Other Liabilities	176,476
Stockholders’ Equity	682,464

Total Liabilities and Stockholders’ Equity	$1,365,460

Flowers Foods
Condensed Consolidated Statement of Cash Flows
(000’s omitted)

	For the 12 Week	For the 28 Week
	Period Ended	Period Ended
	07/18/09	07/18/09
Cash flows from operating activities:
Net income	$31,097	$68,930
Adjustments to reconcile net income to net cash from operating activities:
Total non-cash adjustments	43,011	81,824
Changes in assets and liabilities	(18,501)	(36,806)

Net cash provided by operating activities	55,607	113,948

Cash flows from investing activities:
Purchase of property, plant and equipment	(13,294)	(28,183)
Acquisitions, net of cash acquired	(8,842)	(8,842)
Other	(1,258)	(521)

Net cash disbursed for investing activities	(23,394)	(37,546)

Cash flows from financing activities:
Dividends paid	(16,096)	(30,056)
Stock options exercised	427	1,824
Income tax benefit related to stock awards	0	1,352
Stock repurchases	(6,009)	(27,625)
Decrease in book overdraft	(2,737)	(1,297)
Proceeds from debt borrowings	212,500	456,000
Debt and capital lease obligation payments	(218,283)	(476,062)
Other	(432)	(402)

Net cash disbursed for financing activities	(30,630)	(76,266)

Net increase in cash and cash equivalents	1,583	136
Cash and cash equivalents at beginning of period	18,517	19,964

Cash and cash equivalents at end of period	$20,100	$20,100

Flowers Foods
Reconciliation of Net Income to EBITDA
(000’s omitted)

	For the 12 Week	For the 28 Week
	Period Ended	Period Ended
	July 18, 2009	July 18, 2009
Net income attributable to Flowers Foods, Inc.	$30,341	$67,722
Net income attributable to noncontrolling interest	756	1,208
Income tax expense	17,947	39,819
Interest income, net	(180)	(639)
Depreciation and amortization	18,656	42,933

EBITDA	$67,520	$151,043